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                                                                  Exhibit (d)(9)

                              FEE WAVIVER AGREEMENT

                      HSBC Investor Growth and Income Fund
                           HSBC Investor Mid-Cap Fund

            FEE WAIVER AGREEMENT, effective as of February 28, 2006 by and between HSBC Investment (USA) Inc. (the "Investment Manager" and the HSBC Investor Funds (the "Trust), on behalf of each of the HSBC Investor Growth and Income Fund HSBC Investor Mid-Cap Fund (each a fund "Fund," and collectively, the "Funds").

            WHEREAS, the Trust is a Massachusetts Business Trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-ended management company of the series type, and each Fund is a series of the Trust; and

            WHERAS, the Trust and the Investment Manager have entered into an Investment Management Agreement (the "Management Agreement"), pursuant to which the Investment Manger provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

            WHERAS, the trust and the Investment Manager have determined that is appropriate in the best interests of each Fund and its shareholders to maintain the management fee of each Fund below the level to which each Fund may normally be subject;

            NOW THEREFORE, the parties hereto as fellows:

      1.    Fee Waiver

            1.1 Applicable Fee Waiver. The Management fee charged by the Investment will be reduced by 0.05% for each Fund

            1.2 Duration of Fee Waiver. The Fee Waiver with respect to each Fund shall remain in effect until March 7, 2007. The Investment Manager may extend, but may not during the term of this Agreement shorten, the duration of the Fee Waiver for any Fund without the consent of the Trust by delivering a revised Agreement to the Trust reflecting such extension. Such an extension must continue at the same time Fee Waiver amount specified under Section 1.1 above.

      2.    Term and termination of Agreement.

            This Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party t its principal place of business.

      3.    Miscellaneous.

            3.1 Captions. The captions in the Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.




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            3.2   Interpretation. Nothing herein contained shall be deemed to require the Trust of the funds to take any action contrary to the Trust's Declaration of Trust or By -Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the funds.

            3.3 Definitions. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement of the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement of the 1940 Act .

            IN WITNESS WHEREOF, the parties have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                            HSBC INVESTOR FUNDS
                                            ON BEHALF OF
                                            HSBC INVESTOR GROWTH AND INCOME AND
                                            HSBC INVESTOR MID-CAP FUND

                                            By:    /s/ Richard A. Fabietti
                                                   -----------------------
                                            Name:  Richard A. Fabietti
                                            Title: President

                                            HSBC INVESTMENT (USA) INC.

                                            By:    /s/ Stephen J. Baker
                                                   --------------------
                                            Name:  Stephen J. Baker
                                            Title: Chief Executive Officer